Exhibit 99.1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of March 25, 2026, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of Common Stock of Cryo-Cell International, Inc.., and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 25, 2026

Camac Partners, LLC

By: Camac Capital, LLC, its general partner

By:	/s/ Eric Shahinian
Eric Shahinian
Managing Member of the GP

Camac Capital, LLC

By:	/s/ Eric Shahinian
Eric Shahinian
Managing Member

By:	/s/ Eric Shahinian
Eric Shahinian

Camac Fund, LP

By: Camac Capital, LLC, its general partner

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member of the GP